UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2013 (August 26, 2013)

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The ServiceMaster Company (“ServiceMaster”) announces that Alan J. M. Haughie, age 49, has been elected to serve as Senior Vice President and Chief Financial Officer of ServiceMaster, effective as of September 16, 2013.  A copy of ServiceMaster’s press release announcing Mr. Haughie’s appointment is attached hereto as Exhibit 99. Pursuant to an offer letter (the “Offer Letter”), in connection with his appointment, Mr. Haughie will be paid an annual base salary of $550,000 (prorated from his start date) and will have a target annual bonus opportunity of 70% of his base salary.  In lieu of an annual bonus payment for 2013, Mr. Haughie will receive a payment of $350,000, payable within 30 days of his start date.  Additionally, Mr. Haughie will receive a signing bonus of $250,000, which will be subject to repayment in whole or in part if Mr. Haughie voluntarily resigns without good reason prior to September 16, 2015.  A copy of Mr. Haughie’s Offer Letter is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In connection with his employment, Mr. Haughie will purchase at least $500,000 (and may purchase up to $1,000,000) worth of shares of common stock of ServiceMaster Global Holdings, Inc. (“Holdings”), the indirect parent corporation of ServiceMaster, at a price per share equal to the fair market value of a share of common stock of Holdings at the purchase date.  Mr. Haughie will be awarded restricted stock units (“RSUs”) and nonqualified stock options under the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the “Plan”).  Mr. Haughie will receive 75,000 RSUs, which will vest at a rate of one-third per year on each of the first three anniversaries of their grant dates, subject to his continued employment with ServiceMaster.  Additionally, for each share of common stock Mr. Haughie purchases, he will receive nonqualified options to purchase four shares with an exercise price equal to the fair market value of a share of common stock at the time of the option grant (“Matching Options”).  The Matching Options will vest at a rate of one-fourth per year on each of the first four anniversaries of the grant date, subject to Mr. Haughie’s continued employment with ServiceMaster.

Should Mr. Haughie’s employment terminate for cause, all vested and unvested Matching Options will be canceled, along with all unvested RSUs.  In the case of Mr. Haughie’s termination other than (i) for cause or (ii) by reason of his death or disability, unvested Matching Options and RSUs will be cancelled.  Upon termination by reason of death or disability, Mr. Haughie’s unvested Matching Options will fully vest and a pro rata portion of the RSUs that would have vested in the year of termination will vest.  Mr. Haughie or his estate will retain the right to exercise any unvested options for up to 12 months following termination for death, disability, or retirement, and for 90 days following termination for all other reasons (except termination for cause).

If Mr. Haughie’s employment terminates prior to a public offering, Holdings will have the right to purchase all vested shares held by Mr. Haughie at their fair market value (or if Mr. Haughie’s employment terminates for cause, the lower of the fair market value or cost), and Holdings’s principal stockholder will have an additional purchase right with respect to any shares that Holdings does not repurchase.  Additionally, if Mr. Haughie’s employment terminates prior to a public offering without cause, for good reason, or due to his death, disability or retirement, he or his estate will have the option to require Holdings to repurchase at fair market value all the vested shares he had purchased in his initial and subsequent equity investments in Holdings.

  In addition to the Offer Letter, ServiceMaster entered into a Severance Agreement with Mr. Haughie, that provides if Mr. Haughie’s employment is terminated by ServiceMaster without cause or if he resigns with good reason, he would receive severance of one times his annual base salary; an amount equal to his target annual bonus payment, plus any additional prorated bonus amount if termination occurs after June 30 in a year and projected bonus payment exceeds his target bonus amount; and payment of amount equal to continuation of health and certain other benefits for 12 months.  The severance would be paid in equal installments over a period of 12 months and is subject to Mr. Haughie’s execution of a release of claims.  In all cases of termination, Mr. Haughie is subject to noncompetition and nonsolicitation provisions for 12 months following termination. A copy of Mr. Haughie’s Severance Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

 From July 2010 until his appointment with ServiceMaster, Mr. Haughie served as senior vice president and chief financial officer of Federal-Mogul Corporation, a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction and safety systems.  He served as vice president, controller and chief accounting officer of Federal-Mogul from 2005 to June 2010.

The above description of the Offer Letter and Severance Agreement with Mr. Haughie is qualified in its entirety by reference to the complete terms and conditions of the Offer Letter and Severance Agreement, which are incorporated as exhibits herein.

ServiceMaster also announces that David W. Martin will no longer serve as Interim Chief Financial Officer of ServiceMaster, effective September 16, 2013.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Offer Letter, dated as of August 26, 2013, by and between Alan J. M. Haughie and The ServiceMaster Company.

10.2	Severance Agreement, dated as of August 26, 2013, by and between Alan J. M. Haughie and The ServiceMaster Company.

99	Press Release by The ServiceMaster Company issued August 29, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2013	THE SERVICEMASTER COMPANY

	By:	/s/ Robert J. Gillette
Robert J. Gillette
Chief Executive Officer